Calculation of Filing Fee Tables
S-8
UNITED THERAPEUTICS Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	1,500,000	$ 555.625	$ 833,437,500.00	0.0001381	$ 115,097.72
Total Offering Amounts:						$ 833,437,500.00		$ 115,097.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 115,097.72
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of the common stock, par value $0.01 per share ("Common Stock"), of United Therapeutics Corporation that may be issued under the United Therapeutics Corporation 2026 Stock Incentive Plan (the "Plan") as a result of any stock dividend, stock split, recapitalization or other similar transactions. The "Amount Registered" represents 1,500,000 shares of Common Stock reserved for issuance under the Plan. The "Proposed Maximum Offering Price Per Unit" and the "Maximum Aggregate Offering Price" are estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market for July 8, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources